Exhibit 99.2

JOINT FILING AND SOLICITATION AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of March 15, 2013, by and among Coppersmith Value Partners, LLC, a Delaware limited liability company (“Coppersmith”) and Scopia Capital Management LLC, a Delaware limited liability company (“Scopia”) (each a “Party” and, collectively, the “Parties” or the “Group”).

WHEREAS, each of the Parties are or intend to become stockholders, direct or beneficial, of Alere, Inc., a Delaware corporation (the “Company”);

WHEREAS, the Parties wish to form a group for the purpose of (i) seeking representation on the Board of Directors of the Company (the “Board”) at the 2013 annual meeting of stockholders of the Company (including any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, the “2013 Annual Meeting”), (ii) taking all other action necessary to achieve the foregoing and (iii) taking any other actions the Group determines to undertake in connection with their respective investment in the Company.

NOW, IT IS AGREED, by the Parties:

1.           In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company.  Each member of the Group shall be responsible for the accuracy and completeness of its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other member, unless such member has actual knowledge that such information is inaccurate. Coppersmith or its representative shall provide each member of the Group with copies of all Schedule 13D filings and other public filings to be filed on behalf of such member at least one business day prior to the filing or submission thereof; provided, however, if one business day’s notice is not practicable, such copies will be provided with as much notice as practicable.

2.           So long as this Agreement is in effect, each Party shall provide written notice to Olshan Frome Wolosky LLP (“Olshan”) promptly following (i) every purchase or sale of securities of the Company and (ii) every acquisition or disposition of beneficial ownership of any securities of the Company; provided, however, that each Party agrees not to purchase or sell securities of the Company or otherwise increase or decrease its economic exposure to or beneficial ownership over the securities of the Company if it reasonably believes that, as a result of such action, the Group or any member thereof would be likely to be required to make any regulatory filing (including, but not limited to, a Schedule 13D amendment, Form 3 or Form 4 with the Securities and Exchange Commission (the “SEC”)) without using its reasonable efforts to give the other members of the Group at least 24 hours prior written notice; provided, further, that prior to the 2013 Annual Meeting, neither Party shall sell, or dispose of any beneficial ownership over, any securities of the Company without the prior consent of the other Party.  For purposes of this Agreement, the term “beneficial ownership” shall have the meaning of such term set forth in Rule 13d-3 under the Exchange Act.

3.           Each Party agrees to form the Group for the purpose of (i) voting for, soliciting proxies or written consents for the election of the persons nominated by the Group to the Board at the 2013 Annual Meeting, (ii) taking such other actions as the Parties agree are deemed advisable and (iii) taking all other action that the Parties agree are necessary, incidental or advisable to achieve the foregoing.

4.           Coppersmith shall have the right to pre-approve all expenses incurred in connection with the Group’s activities (“Group Expenses”).  Upon reasonable request, Coppersmith will supply supporting documentation in reasonable detail for such Group Expenses.  Each of Coppersmith and Scopia agrees to pay directly all such Group Expenses on a percentage basis based on its pro rata ownership percentage of the securities of the Company held by the Group, which are the following percentages: Coppersmith: 50% of such expenses and Scopia: 50% of such expenses.  These percentages shall be adjusted each quarter based on such Party’s respective ownership percentage as of the last day of the preceding quarter.  Notwithstanding the foregoing, in the event that Scopia terminates this Agreement pursuant to Section 10, it shall only be responsible for its pro rata share of any Group Expenses (i) incurred up to the termination date, or (ii) relating to actions taken prior to the termination date where such actions were previously approved by the Group.

5.           Each Party agrees that any SEC filing, press release, communication to the Company or communication to other stockholders proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities set forth in Section 3 shall be as determined by Coppersmith (“Company Communication”).  Coppersmith will provide notice to and a reasonable opportunity for each of the Parties to review and comment upon any such SEC filing, press release or communication, or any proposed agreement or negotiating position with respect to the Company.  Subject to the foregoing, the Parties hereby agree to work in good faith to resolve any disagreement that may arise between or among any of the members of the Group concerning decisions to be made, actions to be taken or statements to be made in connection with the Group’s activities.  In the absence of disagreement, Coppersmith shall have discretion over the content and timing of public or private communications and negotiating positions taken on behalf of the Group.  Notwithstanding the foregoing, Scopia shall have the right at all times to make such SEC filings and take such other actions if advised by counsel that it is required to do so under applicable laws, rules or regulations (including, but not limited to, the filing of a Schedule 13D, Form 3 or Form 4, or any amendment thereto, with the SEC and to the extent reasonably practicable, provide Coppersmith with written notice prior to taking such action).  Coppersmith hereby agrees to indemnify, defend and hold harmless Scopia from and against any and all liabilities, claims, or losses resulting from or arising out of its negligence, bad faith or willful misconduct in connection with the determinations that it makes and the exercise of its discretion, referred to in this Section 5.  Scopia hereby agrees to indemnify, defend and hold harmless Coppersmith from and against any and all liabilities, claims, or losses resulting from or arising out of its negligence, bad faith or willful misconduct in connection with the determinations that it makes and the exercise of its discretion, referred to in this Section 5.

6.           Each Party understands and agrees that this is an exclusive arrangement and no additional group members shall be admitted without the mutual written agreement of the Parties.

7.           The relationship of the Parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement.  Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein.  Nothing herein shall be construed to authorize any Party to act as an agent for any other Party, or to create a joint venture or partnership.  Except as specifically provided in this Agreement, nothing herein shall restrict any Party’s right to purchase or sell securities of the Company, as it deems appropriate, in its sole discretion, provided that all such sales are made in compliance with all applicable securities laws.

8.           This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

9.           In the event of any dispute arising out of the provisions of this Agreement or their investment in the Company, the Parties hereto consent and submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the Borough of Manhattan or the courts of the State of New York located in the County of New York.

10.         The Parties’ rights and obligations under this Agreement (other than the rights and obligations set forth in Section 4 and Section 9 which shall survive any termination of this Agreement) shall terminate immediately after the conclusion of the activities set forth in Section 3(i) or as otherwise agreed to by the Parties in writing.  Notwithstanding the foregoing, any Party may terminate its obligations under this Agreement upon ten (10) business days’ notice following the earlier of (i) the Annual Meeting or (ii) breach by the other party of its obligations under this Agreement, by written notice to all other Parties, with a copy by fax to Steve Wolosky at Olshan, Fax No. (212) 451-2222.

11.         Each Party acknowledges that Olshan shall act as counsel for both the Group and Coppersmith and its affiliates relating to their investment in the Company. Scopia acknowledges that it has been advised by separate counsel in the negotiation of the terms and conditions of this Agreement.  Each of the Parties has reviewed and signed a conflict waiver in connection with Olshan’s representation of the Group.

                12.         The terms and provisions of this Agreement may not be modified, waived or amended without the written consent of each of the Parties.

13.         Each Party hereby agrees that this Agreement shall be filed as an exhibit to a Schedule 13D pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first above written.

COPPERSMITH CAPITAL MANAGEMENT, LLC

By:	/s/ Jerome J. Lande
Name:	Jerome J. Lande
Title:	Managing Partner

SCOPIA CAPITAL MANAGEMENT LLC

By:	/s/ Jeremy Mindich
Name:	Jeremy Mindich
Title:	Managing Director of the Managing Member